Exhibit 99.1

PRESS RELEASE

ARMADA HOFFLER PROPERTIES REPORTS FIRST QUARTER 2020 RESULTS

Net Income of $0.11 Per Diluted Share

Normalized FFO of $0.32 Per Diluted Share

Company Suspends Dividend on Common Stock and Reduces Board & CEO Compensation

Provides Comprehensive COVID-19 Update in Separate Presentation Published Today

VIRGINIA BEACH, VA, April 30, 2020 – Armada Hoffler Properties, Inc. (NYSE:AHH) today announced its results for the quarter ended March 31, 2020 and provided an update on current events including initiatives in response to COVID-19.

First Quarter Highlights:

•
Net income attributable to common stockholders and OP Unit holders of $8.2 million, or $0.11 per diluted share, compared to $6.5 million, or $0.10 per diluted share, for the three months ended March 31, 2019.

•
Funds from operations attributable to common stockholders and OP Unit holders ("FFO") of $22.3 million, or $0.29 per diluted share, compared to $16.6 million, or $0.25 per diluted share, for the three months ended March 31, 2019. See "Non-GAAP Financial Measures."

•
Normalized funds from operations attributable to common stockholders and OP Unit holders ("Normalized FFO") of $24.7 million, or $0.32 per diluted share, compared to $18.5 million, or $0.27 per diluted share, for the three months ended March 31, 2019.

•	Core operating property portfolio occupancy at 95.6% as of March 31, 2020 compared to 96.5% as of December 31, 2019.

•	Same Store Net Operating Income (“NOI”) increased 1.7% on a GAAP basis and 3.6% on a cash basis compared to the quarter ended March 31, 2019.

•	Third-party construction backlog as of March 31, 2020 was $235.6 million.

•	Reaffirmed its commitment to best-in-class corporate governance practices by waiving the option to classify its Board without stockholder approval under Maryland law, commonly referred to as MUTA.

•
Established a Sustainability Committee to support the Company's ongoing commitment to environmental, workplace health and safety, corporate social responsibility, corporate governance, and other sustainability matters. The Sustainability Committee's 2019 Report can be accessed through the Company's website, ArmadaHoffler.com/Sustainability.

•	Adopted several new corporate governance policies related to: environmental matters, human rights, vendor code of business conduct, clawback of incentive compensation, and anti-hedging.

COVID-19 Update:

•	Board of Directors suspends quarterly cash dividend on common stock and OP Units.

•	Board of Directors declares cash dividend of $0.421875 per share on its Series A Cumulative Redeemable Perpetual Preferred Stock payable on July 15, 2020 to stockholders of record on July 1, 2020.

•	Board of Directors elects to reduce compensation by 25%. President and Chief Executive Officer Louis Haddad elects to reduce salary by 25%.

•
Provided a comprehensive update on the current impact of the COVID-19 pandemic on the Company's business as set forth in the separate presentation found on the Investors page of the Company's website, ArmadaHoffler.com. The Company's executive management team will discuss current events including COVID-19 during today's webcast and conference call.

•
As of April 24, collected 78% of total portfolio rents due for the month of April, including 100% of office tenant rents, 97% of multifamily tenant rents, and 57% of retail tenant rents. Please refer to the COVID-19 presentation for additional details regarding the composition and status of the Company's tenants and residents.

•	All third-party construction sites remain active and fully operational.

•	Deferred the commencement of three development projects, postponed all asset acquisition activity, and suspended non-essential capital expenditures.

•	Because of the uncertainty surrounding the future impact of the COVID-19 pandemic, the Company has withdrawn its 2020 full-year Normalized FFO guidance that was previously issued on February 6, 2020.

"At Armada Hoffler, our priority is the health, safety, and well-being of our team members, tenants, and residents. Thank you to our loyal and dedicated team of professionals that continue to ensure that each of our office buildings, apartment communities, shopping centers, and construction sites remain safe places to live and work," said Louis Haddad, President & CEO. "We recognize the short-term challenges that we face, but are confident that we will successfully navigate these uncharted waters. The immediate actions taken by the Board are both proactive measures in response to our new near-term reality and investments in the long-term future of our Company. These and other steps we've taken will put us in the best possible position to capitalize on the many opportunities that are almost certain to arise once conditions improve. This is consistent with the formula that we have successfully employed during the previous four recessions. Put simply: pay your bills, work with your tenants, conserve your cash, and be ready to outpace your peers in the subsequent recovery. We remain confident in the value of our assets and the long-term prospects afforded by our diversified platform. We believe the diversity of our business model combined with the experience of our executive management team provides a high level of stability during this period of uncertainty."

Financial Results

Net income attributable to common stockholders and OP Unit holders for the first quarter increased to $8.2 million compared to $6.5 million for the first quarter of 2019. The period-over-period change was primarily due to increased operating income from the property portfolio as a result of property acquisitions and the completion of development projects. Interest income also increased period over period. This was partially offset by increases in interest expense and changes in the fair value of interest rate derivatives.

Normalized FFO attributable to common stockholders and OP Unit holders for the first quarter increased to $24.7 million compared to $18.5 million for the first quarter of 2019. FFO attributable to common stockholders and OP Unit holders for the first quarter increased to $22.3 million compared to $16.6 million for the first quarter of 2019. The period-over-period changes in Normalized FFO and FFO were positively impacted by property acquisitions, completion of development projects, and higher interest income. These increases in Normalized FFO and FFO were partially offset by increased interest expense.

Operating Performance

At the end of the first quarter, the Company’s office, retail and multifamily core operating property portfolios were 96.6%, 96.1% and 93.7% occupied, respectively.

Total construction contract backlog was $235.6 million at the end of the first quarter.

Balance Sheet and Financing Activity

As of March 31, 2020, the Company had $1.0 billion of total debt outstanding, including $150.0 million outstanding under its revolving credit facility and $205.0 million under its senior unsecured term loan facility. Total debt outstanding excludes unamortized GAAP fair value adjustments and deferred financing costs. Approximately 57% of the Company’s debt had fixed interest rates or was subject to interest rate swaps as of March 31, 2020. After giving effect to LIBOR interest rate caps with strike prices at or below 275 basis points as of March 31, 2020, 97% of the Company’s debt was either fixed or hedged.

The Company has no debt maturing during the remainder of 2020.

The Company is currently in compliance with all debt covenants.

Supplemental Financial Information

Further details regarding operating results, properties and leasing statistics can be found in the Company’s supplemental financial package available at www.ArmadaHoffler.com.

Webcast and Conference Call

The Company will host a webcast and conference call on Thursday, April 30, 2020 at 8:30 a.m. Eastern Time to review financial results and discuss recent events. The live webcast will be available through the Investors page of the Company’s website, www.ArmadaHoffler.com. To participate in the call, please dial 877-407-3982 (domestic) or 201-493-6780 (international). A replay of the conference call will be available through Saturday, May 30, 2020 by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the pass code 13700164.

This quarter, given the combined high volume of conference calls occurring during this time of year generally and the impact that the COVID-19 virus has had on staffing and capacity at our conference call provider, we anticipate potential delays if you dial in to be connected to the live call. As a result we encourage stockholders and interested parties to join us for the Company’s earnings results discussion via the webcast link. If you choose to dial in to the live call please allow extra time to be connected to the call.

About Armada Hoffler Properties, Inc.

Armada Hoffler Properties, Inc. (NYSE: AHH) is a vertically-integrated, self-managed real estate investment trust ("REIT") with four decades of experience developing, building, acquiring, and managing high-quality, institutional-grade office, retail, and multifamily properties located primarily in the Mid-Atlantic and Southeastern United States. In addition to developing and building properties for its own account, the Company also provides development and general contracting construction services to third-party clients. Founded in 1979 by Daniel A. Hoffler, the Company has elected to be taxed as a REIT for U.S. federal income tax purposes.

Forward-Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These forward-looking statements may include comments relating to the current and future performance of the Company’s operating property portfolio, the Company’s development pipeline, the Company’s construction and development business, including backlog and timing of deliveries and estimated costs, financing activities, and the Company’s financial outlook and expectations. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and the other documents filed by the Company with the Securities and Exchange Commission from time to time, including the Company’s Current Report on Form 8-K filed with the SEC on April 2, 2020. The Company’s actual future results and trends may differ materially from expectations depending on a variety of factors discussed in the Company’s filings with the Securities and Exchange Commission (the “SEC”). These factors include, without limitation: (a) the impact of the coronavirus (COVID-19) pandemic on macroeconomic conditions and economic conditions in the markets in which the Company operates, including, among others: (i) disruptions in, or a lack of access to, the capital markets or disruptions in the Company’s ability to borrow amounts subject to existing construction loan commitments; (ii) adverse impacts to the Company’s tenants’ and other third parties’ businesses and financial condition that adversely affect the ability and willingness of the Company’s tenants and other third parties to satisfy their rent and other obligations to the Company, including deferred rent; (iii) the ability and willingness of the Company’s tenants to renew their leases with the Company upon expiration of the leases or to re-lease the Company’s properties on the same or better terms in the event of nonrenewal or early termination of existing leases; and (iv) federal, state and local government initiatives to mitigate the impact of the COVID-19 pandemic, including additional restrictions on business activities, shelter-in place orders and other restrictions, and the timing and amount of economic stimulus or other initiatives; (b) the Company’s ability to continue construction on development and construction projects, in each case on the timeframes and on terms currently anticipated; (c) the Company’s ability to accurately assess and predict the impact of the COVID-19 pandemic on its results of operations, financial condition, dividend policy, acquisition and disposition activities and growth opportunities; and (d) the Company’s ability to maintain compliance with the covenants under its existing debt agreements or to obtain modifications to such covenants from the applicable lenders.

Non-GAAP Financial Measures

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts ("Nareit"). Nareit defines FFO as net income (loss) (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains or losses from the sale of certain real estate assets, gains and losses from change in control, and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

FFO is a supplemental non-GAAP financial measure. The Company uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared period-over-period, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the Nareit definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance.

Management also believes that the computation of FFO in accordance with Nareit’s definition includes certain items that are not indicative of the results provided by the Company’s operating property portfolio and affect the comparability of the Company’s period-over-period performance. Accordingly, management believes that Normalized FFO is a more useful performance measure that excludes certain items, including but not limited to, acquisition, development and other pursuit costs, gains or losses from the early extinguishment of debt, impairment of intangible assets and liabilities, mark-to-market adjustments for interest rate derivatives, provision for unrealized credit losses, amortization of right-of-use assets attributable to finance leases, severance related costs, and other non-comparable items.

For reference, as an aid in understanding the Company’s computation of FFO and Normalized FFO, a reconciliation of net income calculated in accordance with GAAP to FFO and Normalized FFO has been included in the final page of this release.

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	March 31, 2020	December 31, 2019
	(Unaudited)
ASSETS
Real estate investments:
Income producing property	$1,465,882	$1,460,723
Held for development	13,607	5,000
Construction in progress	155,672	140,601
	1,635,161	1,606,324
Accumulated depreciation	(235,249)	(224,738)
Net real estate investments	1,399,912	1,381,586
Real estate investments held for sale	—	1,460
Cash and cash equivalents	48,096	39,232
Restricted cash	4,692	4,347
Accounts receivable, net	22,831	23,470
Notes receivable, net	178,652	159,371
Construction receivables, including retentions, net	35,051	36,361
Construction contract costs and estimated earnings in excess of billings, net	458	249
Operating lease right-of-use assets	32,997	33,088
Finance lease right-of-use assets	23,983	24,130
Acquired lease intangible assets, net	65,014	68,702
Other assets	34,404	32,901
Total Assets	$1,846,090	$1,804,897
LIABILITIES AND EQUITY
Indebtedness, net	$1,006,617	$950,537
Accounts payable and accrued liabilities	15,768	17,803
Construction payables, including retentions	50,161	53,382
Billings in excess of construction contract costs and estimated earnings	6,311	5,306
Operating lease liabilities	41,512	41,474
Finance lease liabilities	17,916	17,903
Other liabilities	69,404	63,045
Total Liabilities	1,207,689	1,149,450
Total Equity	638,401	655,447
Total Liabilities and Equity	$1,846,090	$1,804,897

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2020	2019
	(Unaudited)
Revenues
Rental revenues	$42,289	$30,909
General contracting and real estate services revenues	47,268	17,036
Total revenues	89,557	47,945
Expenses
Rental expenses	9,375	6,725
Real estate taxes	4,333	3,128
General contracting and real estate services expenses	45,550	16,286
Depreciation and amortization	14,279	9,904
Amortization of right-of-use assets - finance leases	147	—
General and administrative expenses	3,793	3,401
Acquisition, development and other pursuit costs	27	400
Impairment charges	158	—
Total expenses	77,662	39,844
Operating income	11,895	8,101
Interest income	7,226	5,319
Interest expense on indebtedness	(7,959)	(5,886)
Interest expense on finance leases	(229)	—
Equity in income of unconsolidated real estate entities	—	273
Change in fair value of interest rate derivatives	(1,736)	(1,463)
Provision for unrealized credit losses	(377)	—
Other income (expense), net	58	60
Income before taxes	8,878	6,404
Income tax benefit	257	110
Net income	9,135	6,514
Net loss attributable to noncontrolling interests in investment entities	92	—
Preferred stock dividends	(1,067)	—
Net income attributable to common stockholders and OP Unit holders	$8,160	$6,514

ARMADA HOFFLER PROPERTIES, INC.
RECONCILIATION OF NET INCOME TO FFO & NORMALIZED FFO
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2020	2019
	(Unaudited)
Net income attributable to common stockholders and OP Unit holders	$8,160	$6,514
Depreciation and amortization(1)	14,092	10,129
FFO attributable to common stockholders and OP Unit holders	$22,252	$16,643
Acquisition, development and other pursuit costs	27	400
Impairment of intangible assets and liabilities	158	—
Provision for unrealized credit losses	377	—
Amortization of right-of-use assets - finance leases	147	—
Change in fair value of interest rate derivatives	1,736	1,463
Normalized FFO available to common stockholders and OP Unit holders	$24,697	$18,506
Net income attributable to common stockholders and OP Unit holders per diluted share and unit	$0.11	$0.10
FFO per diluted share and unit attributable to common stockholders and OP Unit holders	$0.29	$0.25
Normalized FFO per diluted share and unit attributable to common stockholders and OP Unit holders	$0.32	$0.27
Weighted average common shares and units - diluted	77,671	67,919
________________________________________

(1) The adjustment for depreciation and amortization for the three months ended March 31, 2020 excludes $0.2 million of depreciation attributable to the Company's joint venture partners. The adjustment for depreciation and amortization for the three months ended March 31, 2019 includes $0.2 million of depreciation attributable to the Company's investment in One City Center from January 1, 2019 to March 14, 2019, which was an unconsolidated real estate investment during this period.

Contact:

Michael P. O’Hara
Armada Hoffler Properties, Inc.
Chief Financial Officer, Treasurer, and Secretary
Email: MOHara@ArmadaHoffler.com
Phone: (757) 366-6684